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                                                                    EXHIBIT 11.1
                                AMR CORPORATION
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                    Year Ended December 31,
                                                              ------------------------------
                                                                 1996      1995       1994
                                                               -------    -------    -------

NET EARNINGS                                                   $ 1,016    $   162    $   228
Preferred stock dividends                                         --         --          (56)
Increase in additional paid-in capital from preferred
   stock exchange                                                 --         --          171
                                                               -------    -------    -------

EARNINGS APPLICABLE TO COMMON SHARES                           $ 1,016    $   162    $   343
                                                               =======    =======    =======

Average number of shares outstanding                                86         76         76
Add shares issued upon assumed exercise of dilutive options, stock appreciation rights and warrants and shares assumed
   issued for deferred stock granted                                 3          3       --
Less assumed treasury shares repurchased                            (2)        (2)      --
                                                               -------    -------    -------

TOTAL PRIMARY SHARES                                                87         77         76
                                                               =======    =======    =======

PRIMARY EARNINGS PER SHARE                                     $ 11.63    $  2.11    $  4.51
                                                               =======    =======    =======

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